UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2007 (September 6, 2007)
King Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1384963

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
     On August 12, 2004, King Pharmaceuticals, Inc. (the “Company”) entered into a Collaborative Development and Marketing Agreement (the “Agreement”) with Palatin Technologies, Inc., a Delaware corporation (“Palatin”), to jointly develop and, on obtaining necessary regulatory approvals, commercialize Palatin’s bremelanotide compound, which was formerly known as PT-141, for the treatment of male and female sexual dysfunction. Pursuant to the terms of the agreement, Palatin granted the Company a co-exclusive license with Palatin to bremelanotide in North America and an exclusive right to collaborate in the licensing or sublicensing of bremelanotide with Palatin outside North America. The Company agreed to pay potential milestone payments to or investments in Palatin of up to $100.0 million upon achieving certain development and regulatory approval targets, $10.0 million of which was paid in September 2005 for the purchase of Palatin common stock and warrants. In the event of regulatory approval and commercialization of bremelanotide, the Company would also pay potential milestone payments to Palatin of up to $130.0 million upon achieving specified annual North American net sales thresholds.
     In late August 2007, representatives of the U.S. Food and Drug Administration (FDA) communicated serious concerns about the acceptable benefit/risk ratio to support the progression of the proposed bremelanotide program into Phase 3 studies for erectile dysfunction (ED). After reviewing the data generated in the Phase 1 and 2 studies, the FDA questioned the overall efficacy results and the clinical benefit of this product in both the general and diabetic ED populations, and cited blood pressure increases as its greatest safety concern.
     In light of the of the FDA’s comments, and after discussions with Palatin, on September 6, 2007, the Company provided notice to Palatin that, under Section 11.2.2 of the Agreement, the Company is terminating the Agreement. The termination becomes effective on December 6, 2007, which is 90 days after Palatin’s receipt of the notice. The Company has no obligation for payments related to milestones achieved during the 90-day period following the date of the notice but has various immaterial obligations related to the wind-down of the collaboration.
     The Company holds 5,675,461 shares of common stock of Palatin as well as 719,894 warrants to purchase Palatin common stock.
Item 8.01. Other Events.
     The Company holds 5,675,461 shares of common stock of Palatin with an original cost basis of approximately $12.2 million. Following recent declines in Palatin’s stock price, the Company concluded that it will be required to take a charge in the third quarter of 2007 to reflect impairment of the Palatin common stock held by the Company. Although the Company is not presently able to determine the precise amount of the anticipated charge, it expects that the pre-tax charge, based on recent market prices of Palatin common stock, will be in a range of approximately $8.4 million to $10.0 million. The Company also holds 719,894 warrants to purchase Palatin common stock. The Company anticipates that it will be required to record an additional charge in the third quarter of 2007 to reflect impairment of these warrants. The carrying value of these warrants as of June 30, 2007 was approximately $0.5 million.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 12, 2007

KING PHARMACEUTICALS, INC.
By:	/s/ Joseph Squicciarino
Joseph Squicciarino
Chief Financial Officer